EXHIBIT 99.1

First Capital, Inc. Reports Record Earnings for 2022

CORYDON, Ind., Jan. 26, 2023 (GLOBE NEWSWIRE) -- First Capital, Inc. (the “Company”) (NASDAQ: FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $11.9 million, or $3.55 per diluted share, for the year ended December 31, 2022, compared to net income of $11.4 million, or $3.41 per diluted share, for the year ended December 31, 2021. The increase in net income is primarily due to increases in net interest income after provision for loan losses partially offset by a decrease in noninterest income and an increase in noninterest expense.

Net interest income after provision for loan losses increased $2.7 million for 2022 as compared to 2021. Interest income increased $4.5 million when comparing the two periods due to an increase in the average balance of interest-earning assets from $1.02 billion in 2021 to $1.13 billion in 2022, primarily due to increases in investment securities and loans partially offset by a decrease in federal funds sold. The tax-equivalent yield on interest-earning assets increased from 2.95% in 2021 to 3.10% in 2022, primarily due to the increase in short-term interest rates by the Federal Open Market Committee during 2022.   This increase was partially offset by fees recognized from loans issued as part of the Small Business Administration’s Paycheck Protection Program (“PPP”) which are included in interest income. These fees totaled $34,000 during 2022 compared to $2.0 million during 2021. Interest expense increased $466,000 when comparing the periods as the average cost of interest-bearing liabilities increased from 0.15% in 2021 to 0.20% in 2022, while the average balance of interest-bearing liabilities increased from $734.5 million in 2021 to $802.8 million in 2022. As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread (tax equivalent basis) increased from 2.80% for 2021 to 2.90% for 2022.

Based on management’s analysis of the allowance for loan losses, a provision for loan losses of $950,000 was recognized for 2022 primarily due to growth in the loan portfolio. The Company recognized a negative provision for loan losses of $325,000 for 2021 primarily to reflect changes in certain qualitative factors within the Bank’s allowance for loan losses calculation related to the COVID-19 pandemic. The Bank recognized net charge-offs of $217,000 for 2021 compared to $261,000 for 2022.

Noninterest income decreased $1.6 million for 2022 as compared to 2021 primarily due to a decrease of $1.6 million in gain on the sale of loans as increased interest rates slowed lending in residential mortgages. There was also a $414,000 unrealized loss on equity securities in 2022 compared to a $328,000 unrealized gain on equity securities during 2021. This was partially offset by increases in service charges on deposit accounts and ATM and debit card fees of $399,000 and $269,000, respectively, when comparing the two periods.

Noninterest expenses increased $557,000 for 2022 compared to 2021 primarily due to increases in data processing expense, compensation and benefits expense and other expenses of $499,000, $160,000 and $112,000, respectively. This was partially offset by a decrease in professional fees of $282,000.

Income tax expense increased $80,000 for 2022 as compared to 2021 primarily due to an increase in taxable income for the year. As a result, the effective tax rate for 2022 was 16.3% compared to 16.4% for 2021.

The Company’s net income was $3.5 million, or $1.05 per diluted share, for the quarter ended December 31, 2022 compared to $2.8 million, or $0.84 per diluted share, for the quarter ended December 31, 2021.   The increase in net income is primarily due to an increase in net interest income after provision for loan losses partially offset by a decrease in noninterest income.

Net interest income after provision for loan losses increased $1.3 million for the quarter ended December 31, 2022 as compared to the same period in 2021. Interest income increased $2.5 million when comparing the two periods due to an increase in the average balance of interest-earning assets from $1.08 billion for the fourth quarter of 2021 to $1.13 billion for the fourth quarter of 2022, while the average tax-equivalent yield on interest-earning assets increased from 2.79% for the quarter ended December 31, 2021 to 3.55% for the same period in 2022. There were no PPP loan fees recognized in interest income for the quarter ended December 31, 2022 compared to $230,000 during the same period in 2021.   Interest expense increased $411,000 as the average balance of interest-bearing liabilities increased from $773.0 million for the quarter ended December 31, 2021 to $797.9 million during the same period in 2022, while the average cost of interest-bearing liabilities increased from 0.14% for the quarter ended December 31, 2021 to 0.34% for the same period in 2022. As a result of the changes in interest-earning assets and interest-bearing liabilities, the tax-equivalent interest rate spread increased from 2.65% for the quarter ended December 31, 2021 to 3.21% for the quarter ended December 31, 2022.   A provision for loan losses of $400,000 was recorded for the quarter ended December 31, 2022 compared to a negative provision for loan losses of $400,000 for the quarter ended December 31, 2021.

Noninterest income decreased $349,000 for the quarter ended December 31, 2022 as compared to the same period in 2021, primarily due to a $426,000 decrease in gain on sale of loans. This was partially offset by increases in ATM and debit card fees and service charges on deposit accounts of $164,000 and $77,000, respectively, when comparing the two periods. In addition, noninterest income during the quarter ended December 31, 2022 included a $149,000 unrealized loss on equity securities compared to a $32,000 unrealized loss on equity securities during the same period in 2021.

Noninterest expenses decreased $57,000 for the quarter ended December 31, 2022 as compared to the quarter ended December 31, 2021. This was primarily due to a decrease in other expenses of $222,000 when comparing the two periods, partially offset by an increase in data processing expense of $141,000.

Income tax expense increased $275,000 for the quarter ended December 31, 2022 as compared to the same period in 2021.   The effective tax rate for the quarter ended December 31, 2022 was 18.5% compared to 15.8% for the same period in 2021.

Total assets as of December 31, 2022 were $1.15 billion compared to $1.16 billion at December 31, 2021. Net loans receivable and investment securities increased $74.7 million and $18.5 million, respectively, from December 31, 2021 to December 31, 2022 while federal funds sold decreased $107.8 million during the same period. Deposits grew $24.8 million from $1.04 billion at December 31, 2021 to $1.06 billion at December 31, 2022. Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) decreased from $2.3 million at December 31, 2021 to $2.0 million at December 31, 2022.

At December 31, 2022, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

The Bank currently has 18 offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem, Lanesville and Charlestown and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com. For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, the severity, magnitude and duration of the COVID-19 pandemic, including impacts of the pandemic and of businesses’ and governments’ responses to the pandemic on our operations and personnel, and on commercial activity and demand across our and our customers’ businesses, market, economic, operational, liquidity, credit and interest rate risks associated with the Company’s business (including developments and volatility arising from the COVID-19 pandemic), general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release, the Company’s reports, or made elsewhere from time to time by the Company or on its behalf. These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Year Ended		Three Months Ended
	December 31,		December 31,
OPERATING DATA	2022	2021	2022	2021
(Dollars in thousands, except per share data)

Total interest income	$33,940	$29,460	$9,789	$7,290
Total interest expense	1,594	1,128	684	273
Net interest income	32,346	28,332	9,105	7,017
Provision (credit) for loan losses	950	(325)	400	(400)
Net interest income after provision (credit) for loan losses	31,396	28,657	8,705	7,417

Total non-interest income	7,927	9,551	1,942	2,291
Total non-interest expense	25,088	24,531	6,300	6,357
Income before income taxes	14,235	13,677	4,347	3,351
Income tax expense	2,320	2,240	804	529
Net income	11,915	11,437	3,543	2,822
Less net income attributable to the noncontrolling interest	13	13	3	3
Net income attributable to First Capital, Inc.	$11,902	$11,424	$3,540	$2,819

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$3.55	$3.41	$1.05	$0.84

Diluted	$3.55	$3.41	$1.05	$0.84

Weighted average common shares outstanding:
Basic	3,355,023	3,346,038	3,359,662	3,349,623

Diluted	3,355,023	3,346,495	3,359,662	3,349,623

OTHER FINANCIAL DATA

Cash dividends per share	$1.04	$1.04	$0.26	$0.26
Return on average assets (annualized) (1)	1.03%	1.05%	1.24%	0.99%
Return on average equity (annualized) (1)	13.07%	10.15%	18.19%	9.95%
Net interest margin (tax-equivalent basis)	2.95%	2.84%	3.31%	2.69%
Interest rate spread (tax-equivalent basis)	2.90%	2.80%	3.21%	2.65%
Net overhead expense as a percentage
of average assets (annualized) (1)	2.17%	2.26%	2.21%	2.24%

	December 31,	December 31,
BALANCE SHEET INFORMATION	2022	2021

Cash and cash equivalents	$66,298	$172,509
Interest-bearing time deposits	3,677	4,839
Investment securities	467,819	449,335
Gross loans	564,730	489,370
Allowance for loan losses	6,772	6,083
Earning assets	1,073,150	1,090,874
Total assets	1,151,400	1,156,603
Deposits	1,060,396	1,035,562
Stockholders' equity, net of noncontrolling interest	85,158	113,828
Non-performing assets:
Nonaccrual loans	1,403	1,327
Accruing loans past due 90 days	87	3
Foreclosed real estate	-	36
Troubled debt restructurings on accrual status	529	975
Regulatory capital ratios (Bank only):
Community Bank Leverage Ratio (2)	9.18%	8.84%

(1) See reconciliation of GAAP and non-GAAP financial measures for additional information relating to the calculation of this item.
(2) Effective December 31, 2022 and 2021, the Bank opted in to the Community Bank Leverage Ratio (CBLR) framework.
As such, the other regulatory ratios are no longer provided.

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES (UNAUDITED):

This presentation contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance. Management believes that these non-GAAP financial measures allow for better comparability with prior periods, as well as with peers in the industry who provide a similar presentation, and provide a further understanding of the Company's ongoing operations. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following table summarizes the non-GAAP financial measures derived from amounts reported in the Company's consolidated financial statements and reconciles those non-GAAP financial measures with the comparable GAAP financial measures.

	Three Months Ended
	December 31,
	2022	2021

Return on average assets before annualization	0.31%	0.25%
Annualization factor	4.00	4.00
Annualized return on average assets	1.24%	0.99%

Return on average equity before annualization	4.55%	2.49%
Annualization factor	4.00	4.00
Annualized return on average equity	18.19%	9.95%

Net overhead expense as a % of average assets before
annualization	0.55%	0.56%
Annualization factor	4.00	4.00
Annualized net overhead expense as a % of average assets	2.21%	2.24%